Exhibit 10.5

AMENDMENT #1

TO

SUPPLY AGREEMENT

This Amendment #1 (hereinafter referred to as this “Amendment”), dated as of the 30th day of July, 2009 (the “Amendment Date”), is made by and between SPI Pharma, Inc., a Delaware corporation with its principal offices at Rockwood Office Park, 503 Carr Road, Wilmington, Delaware 19809 (hereinafter referred to as “Supplier”), and Pivot Acquisition, Inc., a Delaware corporation formerly known as Transcept Pharmaceuticals, Inc. (hereinafter referred to as “Purchaser”) and a wholly-owned subsidiary of Transcept Pharmaceuticals, Inc. (a publicly-traded Delaware corporation hereinafter referred to as “Transcept”) with its principal offices at 1003 W. Cutting Blvd., Suite 110, Pt. Richmond, California 94804. Purchaser and Supplier are sometimes referred to herein individually as a “Party” or collectively as the “Parties”.

WHEREAS, the Parties have entered into that certain Supply Agreement dated July 23, 2007 pursuant to which Supplier agreed to supply quantities of Product to Purchaser in the Territory (the “Supply Agreement”);

WHEREAS, Transcept has entered into that certain United States License and Collaboration Agreement dated as of the date hereof with Purdue Pharma L.P., a Delaware limited partnership having a place of business at One Stamford Forum, 201 Tresser Boulevard, Stamford, Connecticut 06901-3431 (hereinafter referred to as “Purdue” and such agreement the “Collaboration Agreement”), pursuant to which, among other matters, Transcept has agreed to cause Purchaser to grant Purdue exclusive rights with respect to the commercialization of Finished Product solely in the United States;

WHEREAS, Supplier and Purdue desire to enter into an agreement setting forth the terms and conditions of Supplier’s manufacture and supply of Product for Purdue solely with respect to the United States (the “Purdue Supply Agreement”);

WHEREAS, Supplier and Purchaser desire to amend the Supply Agreement so that Purdue may enter into such agreement with Supplier solely with respect to the United States;

WHEREAS, Supplier and Purchaser desire for Purchaser to retain all rights under the Supply Agreement with respect Territory excluding the United States; and

WHEREAS, the rights to be granted by Purchaser to Purdue under the Collaboration Agreement do not come into effect until such time as the approved NDA for the Finished Product is transferred to Purdue pursuant to Section 4.2(c) of the Collaboration Agreement (hereinafter referred to as the “NDA Transfer”).

NOW, THEREFORE, the Parties agree as follows:

1. Capitalized Terms. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to them in the Supply Agreement.

2. Effective Date. This Amendment shall be effective as of the Effective Date. As used herein, “Effective Date” means the date of Supplier’s deemed receipt (in accordance with Section 15.9 of the Supply Agreement) of the joint written notice from Transcept and Purdue to Supplier pursuant to which Transcept and Purdue notify Supplier that the NDA Transfer has occurred, such notice to be substantially in the form attached hereto as Exhibit A.

3. Territory. Effective as of the Effective Date, the defined term “Territory” in Article 1 of the Supply Agreement shall be deleted in its entirety and amended as follows:

“Territory” means worldwide excluding the United States and its territories and possessions.”

Notwithstanding the foregoing, effective upon any termination of the Purdue Supply Agreement, any and all rights with respect to the United States and its territories and possessions shall revert to Purchaser and the United States and its territories and possessions shall be included in the Territory under the Supply Agreement. Purchaser and Transcept shall not be liable for any acts or omissions of Purdue under any such Purdue Supply Agreement or otherwise.

4. Additional API. For so long as the Territory excludes the United States, Section 4.3 of the Supply Agreement shall be amended to read as follows:

“Licenses. Supplier shall grant and hereby grants a perpetual, irrevocable, royalty-free, fully paid-up exclusive license, with the right to grant and authorize sublicenses, to Purchaser under Supplier’s right, title and interest in the Agreement IP for the sole purpose of and only to the extent reasonably necessary to use, sell, offer to sell, and/or distribute Finished Product in the Territory and in the United States and its territories and possessions. Purchaser shall grant and hereby grants a perpetual, irrevocable royalty-free, fully paid-up exclusive license, with the right to grant and authorize sublicenses, to Supplier under Purchaser’s right, title and interest in the Agreement IP to make, have made, use, sell, offer to sell, and distribute Buffered Soda Technology alone or in combination with an active pharmaceutical ingredient other than API in the Territory and in the United States and its territories and possessions.”

In addition, for the avoidance of doubt, Purchaser’s rights under Article 9 of the Supply Agreement shall be on a worldwide basis.

5. Representation of Purchaser. Purchaser hereby represents and warrants that the execution, delivery and performance by Purchaser of the Collaboration Agreement does not (i) violate or cause a default under Article 11 of the S& L Agreement or any other obligation of the Purchaser to provide confidential treatment to the Information of SPI, or (ii) materially violate or cause a material default under any of the other provisions of the S&L Agreement.

6. Miscellaneous.

(a) Entire Agreement. This Amendment constitutes the entire agreement among the Parties with respect to the amendment of the Agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the amendment and addition of the same.

(b) No Further Amendment; No Conflict. The Supply Agreement shall remain in full force and effect except solely to the extent modified by this Amendment. In the event of a conflict between the Supply Agreement and this Amendment, this Amendment shall control.

(c) Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, without reference to Delaware’s choice of law rules.

(d) Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, this Amendment has been executed by the Parties hereto as of the Amendment Date.

SPI Pharma, Inc.		Pivot Acquisition, Inc.

By:	/s/ R. Sarath Chandar	By:	/s/ Glenn A. Oclassen

Name:	R. Sarath Chandar	Name:	Glenn A. Oclassen

Title:	Vice President	Title:	CEO and President

Exhibit A

NOTICE OF EFFECTIVE DATE

                            , 2009

SPI Pharma, Inc.

Rockwood Office Park

503 Carr Road

Wilmington, DE 19809

Attn: Joseph Rogus

Re:	Supply Agreement between SPI Pharma and Pivot Acquisition, Inc., dated July 27, 2007, as amended on July , 2009.

Dear Joseph:

Pursuant to the terms and conditions of the Supply Agreement between SPI Pharma (“SPI”) and Pivot Acquisition, Inc., dated July 27, 2007, as amended on July     , 2009 (the “Agreement”), this letter serves as written notice from Transcept Pharmaceuticals, Inc. and Purdue Pharma L.P. to SPI that the NDA Transfer (as defined in Amendment #1 of the Agreement) has occurred.

Regards,

Transcept Pharmaceuticals, Inc.

Name:

Title:

Purdue Pharma L.P.

Name:

Title: